Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS FIRST QUARTER 2011

FINANCIAL RESULTS

ATLANTA, GEORGIA, April 27, 2011: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported strong unaudited financial results for its first quarter ended March 31, 2011.

The Company recorded first quarter revenues of $271.6 million, an increase of 7.4% over the prior year’s first quarter revenue of $253.0 million.  Net income increased 6.0% to $18.6 million or $0.13 per diluted share for the first quarter ended March 31, 2011, compared to $17.6 million or $0.12 per diluted share for the same period in 2010.

On January 25, 2011, Rollins increased its regular quarterly cash dividend to shareholders 16.7 percent to $0.07 per share.  The Company also repurchased 256,284 shares at a weighted average price of $18.90 per share during the first quarter.  In total, 2,281,962 additional shares may be purchased under the share repurchase program.

Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. stated, “We are pleased to report our strongest increase in revenue for a first quarter in more than five years, we are understandably pleased with our solid start of 2011.”

Mr. Rollins concluded, “Our opportunities for this year are exciting and we believe that each of our businesses is well positioned to contribute. We remain committed to growing our revenue, improving earnings, generating strong cash flows and maintaining a strong balance sheet. We are clearly focused on achieving our goals.”

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, HomeTeam Pest Defense, Western Pest Services, PCO Services, The Industrial Fumigant Company, Waltham Services, Crane Pest Control, and TruTech, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Europe, Central America, the Caribbean, the Middle East, Asia and the Mediterranean from over 500 locations.  You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s belief that the Company’s opportunities in 2011 are exciting; that each of the Company’s businesses is well positioned to contribute; and that the Company remains committed to growing its revenue, improving earnings, generating solid cash flow and maintaining a strong balance sheet.  The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations.  All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At March 31, (unaudited)	2011	2010
ASSETS
Cash and cash equivalents	$23,340	$14,149
Trade receivables, short-term	69,524	62,937
Materials and supplies	12,680	10,957
Deferred income taxes	27,178	25,760
Other current assets	14,522	11,842
Total Current Assets	147,244	125,645
Equipment and property, net	73,444	72,203
Goodwill	212,130	189,925
Customer Contracts and Other Intangible assets	146,742	141,705
Deferred income taxes	14,336	17,644
Trade receivables, long-term	9,786	9,021
Other assets	10,523	9,190
Total Assets	$614,205	$565,333

LIABILITIES
Accounts payable	$23,081	$20,671
Accrued insurance	19,918	16,754
Accrued compensation and related liabilities	51,697	47,865
Unearned revenue	92,193	89,604
Line of Credit	25,000	15,000
Other current liabilities	30,027	34,969
Total Current Liabilities	241,916	224,863
Accrued insurance	25,969	26,054
Accrued pension	8,390	14,731
Long-term accrued liabilities	36,710	28,022
Total Liabilities	312,985	293,670

STOCKHOLDERS’ EQUITY
Common stock	147,428	149,004
Retained earnings and other equity	153,792	122,659
Total Stockholders’ Equity	301,220	271,663
Total Liabilities and Stockholders’ Equity	$614,205	$565,333

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	First Quarter Ended
	March 31,
	2011	2010
REVENUES
Customer services	$271,643	$253,041
COSTS AND EXPENSES
Cost of services provided	140,898	130,975
Depreciation and amortization	9,200	9,000
Sales, general and administrative	91,498	84,915
Interest Expense	192	99
	241,788	224,989
INCOME BEFORE TAXES	29,855	28,052
PROVISION FOR INCOME TAXES	11,215	10,469
NET INCOME	$18,640	$17,583

NET INCOME PER SHARE - BASIC	$0.13	$0.12
NET INCOME PER SHARE - DILUTED	$0.13	$0.12

Weighted average shares outstanding - basic	147,473	148,810
Weighted average shares outstanding - diluted	147,570	149,089

CONFERENCE CALL ANNOUNCEMENT

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

First Quarter results on:

Wednesday, April 27, 2011 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 877-941-8631domestic;

480-629-9818 international

at least 5 minutes before start time.

REPLAY: available through May 4, 2011

Please dial 800-406-7325/303-590-3000, Passcode: 4432545

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com